Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise Growth eREIT VI, LLC of our report dated March 30, 2020, relating to the financial statements of Fundrise Growth eREIT VI, LLC as of December 31, 2019 and for the period from June 4, 2019 (inception) through December 31, 2019.

/s/ RSM US LLP

McLean, Virginia

March 30, 2020